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LEASE AGREEMENT

FOR MINING ACTIVITIES WITHIN

FARELLON ALTO UNO AL OCHO

MINERA POLYMET SPA

AND

LUCAS GODOY OCAYO

In Vallenar, on the 2 2ND day of August of two thousand eighteen, the appearing parties, Mrs. AMELIA SALIME MANSUR TAPIA, Chilean, single , national identity number twelve million nine hundred one thousand nine hundred eleven dash five, in representation of MINERA POLYMET SPA, Chilean company of the business purpose of its name, tax number seventy six million nine hundred seventy five thousand two hundred sixty dash nine, both domiciled in Parcela veintinueve, sector Perales Viejos, township of Vallenar, hereinafter called "the Lessor", and Mr. LUCAS ROGELIO GODOY OCAYO , national identity number six million seven hundred sixty seven thousand seven hundred sixty eight dash four, Chilean, single, domiciled at calle Compania number two thousand four hundred thirty-six, Rafael Torreblanca village, township of Vallenar, hereinafter indistinctly called "the Lessee". The parties, of the age of majority, who provided proof of identity with their respective documents, hereby agree on the following lease agreement- FIRST: MINING CONCESSION: MINERA POLYMET SPA, owns the mining properties called FARELLON ALTO UNO AL OCHO, located in Sierra Pan de Azucar, township of Freirina, Province of Huasco, third region of Atacama, whose Mining Patent is registered on page one number one of the Property Registry of the year one thousand nine hundred forty-three of the Mining Registry of Freirina, whose domain name is registered on page one hundred thirty-two number twenty-six of the Property Registry of the year two thousand eight of the same Office.- SECOND: PURPOSE: By this instrument Mrs. Amelia Mansur Tapia on behalf of MINERA POLYMET SPA, is leasing to Mr. LUCAS ROGELIO GODOY OCAYO the mining properties above-mentioned, who accepts

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the lease for such purpose of conducting exploration and exploitation activities. The mining properties are being leased with all its uses and easements, free of liens and prohibitions, meeting the sanitation requirements by the lessor in compliance with the law. -THIRD: The lessee is entitled to, from the day of the signature of this instrument, to prepare the exploitation site in compliance with the law. It shall be the Lessee's exclusive and entire responsibility to perform all actions and activities aimed to the exploitation of the mine, which shall include the installation of the site, ammunition dump, repair or improvement of roads and land accesses, obtaining all the permits and authorizations such as the Exploitation Plan for the mine granted by Sernageomin and the registration before the National Mining Company -ENAMI-. All these activities, among others, shall be performed by the Lessee under his name and cost.- FOURTH: VALIDITY: The validity of this contract shall be three years from the date of its execution, it shall be extended automatically for equal and successive periods if no notice of termination is provided in writing by one of the parties, along with a notarized certified letter. This notice should be given within one hundred and eighty (180) days prior to the termination date of the first period or the respective extension. FIFTH: ROYALTY: The lessee undertakes to pay a rent consisting of (a) a royalty equal to ten per cent (10%) of the gross value of the ores extracted from the leased properties. This percentage is set to any type of ore extracted by the lessee, except for Cobalt. In this way, the parties set a special royalty equivalent to 15% of the gross value, exclusively when cobalt is extracted from the leased properties; and (b) a royalty equivalent to USD$1,500 guaranteed every month, regardless of whether or not mining operations are performed in the leased properties. This payment shall enter into force after the third month of the lease, from November 2018 on. SIXTH: For the purposes of setting the royalty agreed in the above clause, letter (a), the value of the ores is established in accordance to the rate that ENAMI has in effect in the month prior to the date of payment of the royalty for similar ores to the ores extracted by the lessee in accordance with this agreement. The weight of the ores and metals shall be established according to the buyer's assessment to, subsequently, proceed with the payment. SEVENTH: The royalty payments set forth herein shall be made within the following thirty days from the date of the sale or when the ores were extracted, as the case may be, at the Lessor's address set forth in this instrument, or by electronic transfer as agreed by the parties.- EIGHTH: Notwithstanding the foregoing, the lessee Mr. Lucas Rogelio Godoy Ocayo, expressly and irrevocably authorizes to the National Mining Company (ENAMI), or the buyer of the ores from the properties subject to this agreement, to retain and deduct from the respective settlements, an amount equivalent to

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ten percent (10%), or 15 percent for cobalt, as an advance payment to the agreed royalty, and to deliver this sum to the lessor, Minera Polymet SpA, or its representatives, upon request, giving with this, power to retain, deduct, and pay. NINTH: The payment of the mining patents subject to this contract, shall be the Lessee's responsibility.- TENTH: The Lessee undertakes to carry out the exploitation of the leased properties in a reasonable manner, performing all the work in accordance with the rules of the Mining Safety Act, Mining Code and other applicable bodies, not damaging the respective mine, accesses or constructions, or its eventual exploitation, and using the best techniques. To verify this, the Lessor is entitled to visit the mine once a month, specifically the second Wednesday of each month and only for the purpose described above. Furthermore, the Lessor is expressly authorized to access, request, and receive from ENAMI all the sampling results of copper, gold, silver, cobalt, or any other ore extracted by the Lessee. In addition, the Lessor shall have access to all the results obtained from the sale of ore to ENAMI or another buyer, without any objection from the Lessee, and the Lessee must submit financial documentation related to these sales if so requested by the Lessor -ELEVENTH: Sampling: The process of sampling and analysis of the ores extracted from the mine and delivered to the plant must be conducted and witnessed by Amelia Mansur, or another specialized third company set by mutual agreement between the parties or by the arbitrator, if absence of an agreement. This activity should be carried out every four weeks, and it should gather cobalt, silver, gold, and copper assays each time. TWELFTH: Technical information: The lessee undertakes to submit twice a year to the lessor, a technical report of the process of exploration, preparation, development, exploitation of the mine and processing ores. THIRTEENTH: The lessee shall be fully liable for any damage, harm or loss to the person or Lessor's property or third parties, resulting from the work carried out in the leased properties, arising out of acts from the own Lessee or any of his representatives, employees or workers, being the Lessor released from any liability. The Lessor shall not respond in any way for any damages that may result or arise out of the Lessee's assets or machinery or his employees or workers.- FOURTEENTH: It shall be the Lessee's sole responsibility to recruit staff to perform such work, and comply with the labor, pension, employment injury and/or tax obligations, as the case may be, as well as other legal rules and regulations or in the event of requiring any authorization for the performance of such activities, releasing the Lessor from any liability, directly or indirectly related to these activities.-

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FIFTEENTH: Under no circumstances shall the Lessee transfer or assign the whole or any part of this agreement to third parties. SIXTEENTH: The Lessor has the right to investigate, recognize, explore and extract ores from her mining properties, requiring the Lessee to give free access to carry out these activities and in any way hinder or interfere this power, which constitutes the essential clause of this agreement, causing immediate termination of the lease in case of breach of agreement. SEVENTEENTH: The parties agree that, in case that MINERA POLYMET SpA, or any other authorized third party by MINERA POLYMET SpA, builds a plant in the leased mining claims, the Lessee must sell his ores exclusively to said plant.

EIGHTEENTH: Upon termination of the lease, the Lessee must return the subject properties, free of any occupants. Any improvements made by the Lessee in the leased properties shall be at his own expense and remain in the mine, which shall not entail the Lessor to pay for them, except those that can be removed, such as containers, equipment, tools other instruments owned by the Lessee, who, in case of removing them, must do so within twenty days of the termination of the agreement, at his expense. NINETEENTH: A breach of agreement caused by any of the Lessee's obligations set out in this agreement, will give the Lessor the right to immediately terminate this agreement, without any special requirement or trial. Notwithstanding the above, the Lessor has the right to obtain compensation for damages caused by the breach. Should the breach be due to failure or delay of payment, set out by the above-mentioned royalty, the rent or unpaid rents will earn the maximum conventional interest for non-adjustable operations, between the default date or simple delay and the date of effective payment, notwithstanding the penalties set out in the above paragraph. The sale of ores on behalf of a person other than the holder of this agreement, will give immediate termination to the same.- TWENTIETH: In the event that the Lessee fails to comply with any of the rules of the Mining Safety Regulation and other applicable legal and regulatory bodies, verifying this situation, either by inspection from Sernageomin or by the Lessor, will give the latter party the right to request immediate termination to this agreement, notwithstanding the right that he has and, in addition, the Lessee can ask for compensation for damages that this circumstance would have caused, which is assessed in advance and by common agreement, in the amount of $ 3,000,000.- three million pesos). TWENTY-FIRST: The parties set their addresses in the city of Vallenar, subject to the jurisdiction of the court of justice of said city.- TWENTY-SECOND: This agreement revokes any prior agreement of any kind between the lessor and lessee, in relation to the properties referred to herein. TWENTY-THIRD: According to the article seventy-five of the Tax Code, the Lessor declares being a taxpayer under first category as per the Income Tax Act

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and that the taxes are based on real income- TWENTY-FOURTH: The legal capacity of Mrs. Amelia Mansur Tapia to represent MINERA POLYMET SpA is evidenced in a notarial affidavit of power of attorney dated the twenty-eighth day of March of two thousand eighteen, executed before the Notary Public of the Second Notary of Santiago, Mr. Francisco Javier Leiva Carvajal, which is not included for being known by the parties and the Notary that authorizes.- TWENTY-FIFTH: The costs arising from the present agreement will be paid by the Lessee TWENTY-SIXTH: The appearing parties confer power of attorney to Mr. Daniel Eduardo Arostica Gahona, lawyer, national identity number sixteen million four hundred fifty thousand one hundred eighty-three dash three, who has been authorized to represent the parties with enough powers in regards to issue and sign public and private instruments needed to clarify and rectify errors and correct omissions that may have incurred in this instrument. The appointed representative is released of any obligations accounted for this power. The bearer has an authorized copy of this instrument to require registrations that might arise.

This minute has been written by Mr. Daniel Arostica Gahona, lawyer, as per specific instructions issued by the appearing parties.

AMELIA SALIME MANSUR TAPIA

MINERA POLYMET SPA

LUCAS ROGELIO GODOY OCAYO

Signed before me Mrs. AMELIA SALIME

MANSUR TAPIA ID 12.901.911-5.- and

Mr. LUCAS ROGELIO GODOY OCAYO ID

6.767.768-4.- Vallenar, AUGUST 22,

2018.-

* THIS INSTRUMENT HAS BEEN WRITTEN

EXTERNALLY, THE NOTARY HAS NO

FURTHER RESPONSIBILITY.